Exhibit 10.26
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of March 11, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey 07039 (the “Company”), and Robert S. Mills (“Executive”).

WITNESSETH:

WHEREAS, Executive was elected President of the Company on January 5, 2006; and

WHEREAS, Executive was also elected Chief Executive Officer of the Company on March 6, 2006; and

WHEREAS, the Company wishes to continue the employment of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement so the rights, duties, benefits, and obligations of each regarding Executive’s employment for and by the Company will be fully set forth under the terms and conditions stated within this Agreement;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term.  The term of this Agreement shall commence on the date first written above and continue through March 31, 2010, unless this Agreement is earlier terminated in accordance with Section 6 or 8 hereof.  The term shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party hereto at least sixty (60) days prior to the expiration of the then effective term.

2. Title; Duties.

        (a)           Executive shall be the President and Chief Executive Officer of the Company.  Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the overall management of the development, testing, registration, manufacturing, licensing, marketing and selling of pharmaceutical products for the Company and its affiliates, and such other duties commensurate with the job description as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) or its designee.  Executive shall be employed at the Company’s offices located in Livingston, New Jersey.  Executive will report to the Company’s Board in accordance with applicable law, the Company’s bylaws, and otherwise as reasonably necessary to keep the Board apprised of material business issues.

(b)           Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement.  He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company. Executive shall perform his duties and will be required to travel as reasonably necessary to perform the services required of him under this Agreement.  Executive represents and warrants to the Company that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between Executive and any other person.  For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

(c)           Executive will observe the reasonable rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control.

3. Employment Contract.  The Company and Executive acknowledge that the terms of his employment are set forth in this Agreement.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or as may otherwise be available in accordance with the Company’s established written plans and written policies at the time of termination. For the avoidance of doubt the Company and Executive agree that the employment agreement dated February 25, 2005 between the Company and Executive is hereby terminated.

4. Compensation.

(a)           Subject to tax withholdings and deductions to cover Executive contributions to, and payments under, applicable Executive benefit and welfare plans and programs, the Company will pay Executive an annual base compensation of $390,000 per year to be paid in accordance with the Company’s normal payroll practices during the term of this Agreement (“Base Salary”).  The Company’s Board of Directors (the “Board”) or Compensation Committee of the Board (or any committee of the Board that shall replace such committee) shall review annually Executive’s compensation for increases during the term of this Agreement in conjunction with the Company’s regular review of the salaries of other executive level employees and in consultation with the Company President.  At such time, the Company will consider (without any obligation to implement) upward adjustments to Executive’s compensation under this Agreement in a manner consistent with the Company’s practices in effect from time to time.

(b)           In addition to Base Salary, Executive also will be eligible to receive an annual performance bonus as the Board or Compensation Committee of the Board (or any committee of the Board that shall replace such committee) shall, in its sole discretion, deem appropriate based upon the parameters and criteria contained in the Company’s bonus plan. He shall be eligible for a Target Annual Bonus of 50% of his Base Salary as then in effect.  This bonus, if any, shall be paid to the Executive no later than March 15 following the end of each calendar year.

(d)           Executive also shall be eligible in the sole discretion of the Board or the Compensation Committee of the Board (or any committee of the Board that shall replace such committee) to participate in the Company’s stock option plan as is from time to time in effect, subject to the terms and conditions of such plan. The Executive shall receive a grant of 40,000 restricted shares of the Company’s stock which shares are to vest on the first business day of the calendar month following the Company’s announcement of the results of the Phase III multi-center, randomized, double-blind, placebo-controlled, clinical trial designed to assess the efficacy, safety and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at increased risk for preterm birth. Stock options granted to Executive prior to the date hereof shall not be affected by this Agreement in any manner.

5. Benefits.

(a)           Executive and Executive’s eligible dependents shall be eligible for all employee benefit programs (including any pension, 401(k), group life insurance, group medical and dental, vision, and short-term and long-term disability policies, plans, and programs) generally available to other executive level employees of the Company during the term of this Agreement, in accordance with the terms of those benefit plans.

(b)           Executive shall be entitled to accrue paid time off (“PTO”) during the term of this Agreement in accordance with the Company’s standard policy and in an amount commensurate with other executive level employees of the Company.

                (c)           In accordance with the policies of the Company in effect from time to time, Executive will be entitled to reimbursement for approved ordinary and necessary business expenses incurred by him during the term of this Agreement in his capacity as an Executive of the Company.

6. Termination.

(a)           Death.  Executive’s employment shall terminate immediately upon his death.

(b)           Disability.  Executive’s employment shall terminate upon Executive having a “Disability.”  For purposes of this Agreement, “Disability” means a determination by Company in accordance with applicable law that, as a result of a physical or mental illness, Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of six (6) months.

(c)           Termination by Company for Cause.  Upon delivery of written notice of termination for “Cause” from Company to Executive, Executive’s employment shall terminate.  Termination for “Cause” shall mean termination based on (i) Executive’s failure or refusal to perform, in any material respect, his duties faithfully and diligently in accordance with this Agreement;  (ii) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (iii) Executive committing any criminal act; (iv) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (v) Executive willfully engaging in any conduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (vi) misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute non-compliance; (vii) Executive materially breaches his obligations under Sections 9 and 10 below, relating to confidential information, non-solicitation and non-competition.

Termination for Cause pursuant to subsections (i), (ii), (iv), or (v) of this Paragraph (c) of Section 6 shall not take effect unless and until the Company complies with the provisions of this paragraph.  Executive shall be given written notice by the Company of its intention to terminate him for Cause, stating in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based.  That written notice shall be given to Executive within ninety (90) days of the Company’s learning of such act(s) or failure(s) to act.  Executive shall then have thirty (30) days after receipt of such written notice to cure such conduct, to the extent such cure is possible.  If Executive fails to cure such conduct on or before the end of the thirty (30) day period, Executive shall be terminated for Cause.  If Executive’s conduct is not curable, no notice need be given by the Company before terminating Executive for Cause.

(d)           Resignation for Good Reason.  Executive may terminate his employment with “Good Reason” (as defined below) upon no fewer than thirty (30) days prior written notice to the Company specifying the reason(s) for the termination.  Upon receipt of Executive’s notice of intent to terminate his employment for Good Reason, Company shall have a right to cure the alleged breach or other conduct alleged by Executive to constitute Good Reason within the thirty (30) day period.  For purposes of this Agreement, “Good Reason” shall mean the termination by Executive of Executive’s employment with the Company and all its affiliates and subsidiaries that are considered a single employer within the meaning of Sections 414(b) and 414(c) of the Code which is due to (i) a material diminution of Executive’s responsibilities, or working conditions, or duties; (ii) a material diminution in the Executive’s base salary; (iii) a material negative change in the terms or status of this Agreement; or (iv) a relocation, without Executive’s consent, of the Executive’s office more than 100 miles from its location at the commencement of this Agreement; provided, however, the Executive shall provide written notice to the Company of the initial existence of the condition causing the change in terms or status no more than ninety (90) days after the change in terms or status occurs and the Company shall have thirty (30) days to resolve the issue causing the change in terms or status.  If the Company resolves such issue, then Executive’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

(e)           Resignation Without Good Reason.  Executive may terminate his employment without Good Reason upon no fewer than thirty (30) days prior written notice to the Company.

(f)           Termination by Company Without Cause.  Executive’s employment shall terminate thirty (30) days after written notice delivered to Executive of Company’s termination of Executive’s employment for reason other than Death, Disability or Cause.

7. Compensation Upon Termination

(a)           If Executive’s employment is terminated by Company for Cause, by Death or Disability, or if Executive resigns Without Good Reason, Executive shall be entitled to receive:

(i)	the Base Salary through the date of termination;

(ii)	reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iii)	such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

(b)           If Executive’s Employment is terminated by Company without Cause or by Executive with Good Reason, Executive shall be entitled to:

(i)	the Base Salary through the date of termination;

(ii)	reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination;

(iii)
receive a lump sum payment within sixty (60) days following Executive’s termination of employment equal to (1) one times Executive’s Annual Base Salary at the rate immediately in effect before Executive’s Termination Date; and (2) the greater of (A) the cash bonus paid to Executive in the preceding year pursuant to the Company’s bonus plan or (B) the Executive’s target bonus in effect at the time of the termination.

(iv)
if Executive elects to continue medical, dental, and vision coverage under the health care continuation provisions of COBRA, Company shall reimburse Executive for the related premium cost for employee and dependent coverage for a period of twelve (12) months following Executive’s date of termination of employment.

(c)           If Executive’s Employment is terminated as a result of Company providing written notice to Executive pursuant to Section 1 of this Agreement of Company’s intention not to extend the term of the Agreement, Executive shall be entitled to:

(i)	the Base Salary through the end of the term;

(ii)	reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the end of the term;

(iii)
receive a lump sum payment within sixty (60) days following Executive’s termination of employment equal to (1) one times Executive’s Annual Base Salary at the rate immediately in effect before the end of the term.

8. Change in Control.

(a)           In the event of “Change in Control” of Company, as defined in the Executive Change in Control Severance Agreement dated as of March 11, 2009 (the “Change in Control Agreement”) between the Company and Executive attached hereto as Exhibit A and incorporated by reference as if fully set forth herein, Executive shall be entitled to the benefits, if any, available to him pursuant to the Change in Control Agreement.

9. Restrictive Covenants.

(a)           During Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, Executive will not compete directly with the Company anywhere in the world by rendering services or providing assistance for himself or on behalf of any other person or entity, in any line of business in which the Company is engaged or has made preparations to engage, as of the termination date of Executive’s employment with the Company.  The term “compete” as used herein means that Executive engages in research, development, design, consulting, manufacturing, marketing, promotion or sales with respect to the Company’s business for a third party or for its or his own interest.

(b)           Executive agrees that during the period stated in subsection (a) above, he will not (i) directly solicit or encourage in any manner the resignation of any employee of the Company or any of its subsidiaries; or (ii) directly or indirectly solicit or divert customers, vendors, or business of the Company or any of its subsidiaries (provided that Executive may deal with any such customers or vendors in any manner which does not violate the provisions of subsection (a) above); or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter, or rearrange any business relationship with the Company or any of its subsidiaries.

(c)           Executive acknowledges and agrees that he considers the restrictions set forth in this Section 9 to be reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of these restrictions are no greater than is necessary for the protection of the Company’s legitimate interests.  It is the desire and intent of Executive and the Company that the provisions of this Section 9 shall be enforced to the fullest extent possible under the laws and public policies of the State of New Jersey.  The Company and Executive further agree that if any particular provision or portion of this Section 9 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  The Company and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with modification as may be necessary to make it valid and Executive and the Company empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties’ intent to grant the Company the maximum allowable protection consistent with the applicable law and facts and the express exceptions contained herein.

(d)           Without limiting the foregoing, Executive will not be deemed to be in competition with the Company by reason of his employment by an enterprise (“Subsequent Employer”) whose businesses include both (i) activities that involve the Company Technology (“Covered Business”); and (ii) activities that do not involve the Company Technology (“Excluded Business”) upon satisfaction of the following conditions:  (A) Executive delivers to the Subsequent Employer a copy of this Agreement or an extract thereof setting forth fully and completely the restrictions set forth in this Section 9; (B) the Subsequent Employer executes and delivers to the Company a written agreement in which, as a condition to Executive’s employment, the Subsequent Employer (1) acknowledges receipt of such restriction, (2) agrees to employ Executive only in the Excluded Business, (3) agrees to cause the executive in charge of the Covered Business to acknowledge such restrictions in writing and agree that Executive will not be permitted to participate in the Covered Business, (4) agrees to establish reasonable internal policies and procedures to prevent violation of such restrictions or disclosure by Executive to personnel engaged in the Covered Business, and (5) agrees that the Company shall be entitled to enforce such agreement directly against the Subsequent employer; and (C) Executive and the Subsequent Employer perform their obligations pursuant to this Agreement and such agreement.

10. Confidentiality. The Employee Proprietary Information and Inventions Agreement dated March 14, 2003, between the Company and Executive is attached hereto as Exhibit B and incorporated by reference as if fully set forth herein.

11. Cooperation:  Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates, and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates, and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates, and/or its subsidiaries without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena and without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, and producing and/or providing any documents or names of other persons with relevant information without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries; provided that, if such services are required after the end of any period during which he is eligible for severance benefits, if any, the Company, its affiliates, and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay his reasonable expenses incurred at the prior and specific request of the Company, its affiliates, and/or its subsidiaries.

12. Remedies.  Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any provision of this Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach hereof.

13. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.  The Parties agree that the covenants set forth herein are reasonable.   Without limiting the foregoing, it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.  As such, the parties ask that if any court of competent jurisdiction were to consider any provision of this Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

15. Indemnification.  The Indemnification Agreement dated April 8, 2004, between the Company and Executive is attached hereto as Exhibit C and incorporated by reference as if fully set forth herein.

16. Miscellaneous; Waiver.  Executive further agrees that this Agreement, together with the Exhibits incorporated by reference as if fully set forth herein, sets forth the entire employment agreement between the Company and Executive, supersedes any and all prior agreements between the Company and Executive, and shall not be amended or added to except in writing signed by the Company and Executive.  Executive understands that he may not assign his duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

18. Successors and Assigns.  This Agreement shall be binding on the successors and heirs of Executive and shall inure the benefit of the successors and assigns of the Company.

19. Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey 07039, attn.: General Counsel, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

20. Code Section 409A Compliance.  Executive acknowledges and agrees that he has been advised that, before entering into this Agreement, he should consult with his financial, legal or tax adviser to determine the risk to him of the imposition of tax under Internal Revenue Code Section 409A.  Executive shall have no claim against the Company with respect to Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE	COLUMBIA LABORATORIES, INC.

/s/ Robert S. Mills	/s/ Stephen G. Kasnet
Robert S. Mills	Stephen G. Kasnet, Chairman

Date: March 11, 2009	Date: March 11, 2009

Exhibit A

EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT dated as of March 11, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey (“Columbia” or the “Company”), and Robert S. Mills (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to create a greater incentive for Executive to remain in the employ of the Company, particularly in the event of any possible change or threatened change in control of the Company; and

NOW THEREFORE, in partial consideration of Executive’s past and future services to the Company and the mutual covenants contained herein, the parties hereby agree as follows:

1. Termination Following A Change in Control

(a)           Qualifying Termination.  Executive shall be entitled to the compensation and benefits listed in Paragraph 1(b), in addition to compensation and benefits to which Executive would otherwise be entitled as of the date of termination, if Executive’s employment with the Company is terminated either (i) by the Company for any reason other than for Cause within 90 days before a Change in Control or within one year following the occurrence of any Change in Control or successive Change in Control or (ii) by Executive for Good Reason within one year following the occurrence of any Change in Control or successive Change in Control and Executive properly executes, and does not revoke or attempt to revoke, a valid and reasonable release of claims against the Company, its affiliates and their employees and agents.

(b)           Compensation and Benefits.

(i)           Lump Sum Payment.  Within ten business days after a Change in Control event (or the last day of any period during which any release may be revoked by Executive), the Company shall make a lump sum cash payment to Executive, subject to any mandatory tax withholding, equal to one times Executive’s Base Salary and Bonus for the year prior to the Change in Control plus a lump sum payment equal to the value of the Fringe Benefits provided to Executive for the year prior to the Change in Control.

(ii)           Excise Tax Gross-Up Payment.  In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive directly or indirectly by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the company or ownership of a substantial portion of the company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Such Gross-Up Payment shall be made no later than the end of the calendar year following the calendar year during which the Excise Tax is incurred.

2. Definitions.

(a)           Bonus.  “Bonus” shall mean the greater of (i) the bonus, if any, paid to Executive in the year prior to the Qualifying Termination, (ii) the bonus, if any, paid to Executive in the year prior to the Change in Control, or (iii) the Executive’s target bonus at the time of the Change in Control.

(b)           Base Salary.  “Base Salary” shall mean the greater of (i) the annual rate of base salary in effect for Executive at the time of the Qualifying Termination or (ii) the annual rate of base salary in effect for Executive at the time of the Change in Control.

(c)           Cause.  “Cause” shall mean termination based on (i) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (ii) Executive committing any criminal act; (iii) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (iv) Executive willfully engaging in any conduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (v) misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute non-compliance; (vi) Executive materially breaches Executive’s obligations relating to confidential information, non-solicitation and non-competition.

(d)           Change In Control.  “Change in Control” shall have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the termination by Executive of Executive’s employment with the Company and all its affiliates and subsidiaries that are considered a single employer within the meaning of Sections 414(b) and 414(c) of the Code which is due to (i) a material diminution of Executive’s responsibilities, or working conditions, or duties; (ii) a material diminution in the Executive’s base salary; (iii) a material negative change in the terms or status of this Agreement; or (iv) a relocation, without Executive’s consent, of the Executive’s office more than 100 miles from its location at the commencement of this Agreement; provided, however, the Executive shall provide written notice to the Company of the initial existence of the condition causing the change in terms or status no more than ninety (90) days after the change in terms or status occurs and the Company shall have thirty (30) days to resolve the issue causing the change in terms or status.  If the Company resolves such issue, then Executive’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

3.   Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

4.           Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5.           Miscellaneous; Waiver.  Executive further agrees that this Agreement sets forth the entire Agreement between the Company and Executive with respect to the subject matter herein, supersedes any and all prior agreements between the Company and Executive with respect to the subject matter herein, and shall not be amended or added to except in writing signed by the Company and Executive.  Executive understands that Executive may not assign Executive’s duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

6.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7.           Successors and Assigns.  This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

8.           Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey, attn.: General Counsel, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

9.           Code Section 409A Compliance.  Executive acknowledges and agrees that he has been advised that, before entering into this Agreement, he should consult with his financial, legal or tax adviser to determine the risk to him of the imposition of tax under Internal Revenue Code Section 409A.  Executive shall have no claim against the Company with respect to Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE	COLUMBIA LABORATORIES, INC.

/s/ Robert S. Mills	/s/James A. Meer
Robert S. Mills	By: James A. Meer
Its: Senior Vice President and Financial Officer

Exhibit B

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

This Employee Proprietary Information and Inventions Agreement (the "Agreement") is made as of March 14, 2003, between Robert S. Mills (referred to below as “I”, “My”, “Myself”, or “Me”) and Columbia Laboratories, Inc., having an office at 364 Eisenhower Parkway, Livingston, NJ 07039 (referred to below together with its subsidiaries and affiliates as the "Company").

RECITALS

A.           The Company is engaged in a continuous program of research, development, production, distribution, and marketing with respect to its present and future business; and

B.           I understand that My employment with the Company creates a relationship of confidence and trust between the Company and Me with respect to any information: (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, that may be made known to Me by the Company, any client or customer of the Company, or learned by Me during the period of My employment. I understand that this information constitutes a very valuable asset of the Company.

NOW, THEREFORE, in consideration of My employment by the Company and the salary and other employee benefits I will receive from the Company for My service, which in all cases are subject to Section 10(a) of this Agreement, and including specifically, but without limitation, the options that I received effective March 14, 2003, I hereby agree as follows:

1.           Proprietary Information.  The Company possesses and will come to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation, information created, discovered, developed or made known by or to Me arising out of My employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.  All of the aforementioned information is hereinafter called "Proprietary Information." Any information disclosed to Me or to which I have access (whether I or others originated it) during the time I am employed by the Company, that the Company or I reasonably consider Proprietary Information or that the Company treats as Proprietary Information, will be presumed to be Proprietary Information.

By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and finance and business systems.

 (a)           Company as Sole Owner.  I agree and acknowledge that all Proprietary Information, and all Inventions (defined below in Section 6(a) of this Agreement), shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and trade secrets and any other rights in connection therewith.

(b)           Assignment of Rights; Obligation of Confidentiality.  I hereby assign to the Company any rights I may have or acquire in all Proprietary Information.  At all times during My employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information and, except as I may be authorized to make disclosure in the ordinary course of performing My duties as an employee of the Company, I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company.

2.           No Competition.  I agree that during the period of My employment by the Company I will not, without the Company's prior written consent, engage in any employment or other activity for any person, company or entity engaged in any business that is competitive with the Company's business.

3.           Other Proprietary Rights.  All documents, data, records, apparatus, equipment, chemicals, molecules, organisms, and other physical property, whether or not pertaining to Proprietary Information, furnished to Me by the Company or produced by Me or others in connection with My employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.  Should the Company not so request, I shall return and deliver all such property upon termination of My employment by Me or the Company for any reason and I will not take with Me any such property or any reproduction of such property upon such termination.

4.           No Solicitation.  I agree that for a period of one (1) year following termination of My employment, I will not solicit or in any manner encourage any employee of the Company to leave the Company's employ.

5.           Obligations Regarding Inventions.

(a)           I will promptly disclose to the Company, or any persons designated by it, and will not use Myself or disclose to anyone else at any time during or after My employment without the prior written consent of the Company, all improvements, inventions, formulae, processes, techniques, know-how and data (whether or not they can be patented, trademarked or copyrighted), made, conceived, reduced to practice or learned by Me, either alone or jointly with others, during the period of My employment, which are related to or useful in the business of the Company, or which the Company would be interested in, or result from tasks assigned to Me by the Company, or result from use of any premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how, and data initiated or developed during My employment shall be collectively hereinafter called "Inventions"); such disclosure shall continue after termination of My employment with the Company with respect to any Invention, which in all cases are subject to Section 5(c) of this Agreement.

(b)           Company Sole Owner of Patent Rights.  I will promptly and fully disclose the existence and describe the nature of any such Invention to the Company in writing and without request. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secrets, and other intellectual property rights (collectively, "Patent Rights") in connection therewith. I will, with respect to any such Invention, keep current, accurate and complete records that will belong to the Company and will be kept stored on the Company premises while I am employed by the Company and shall be turned over to the Company immediately upon termination of My employment.

(c)           Assignment of Inventions and Patent Rights; Duty to Cooperate.  I hereby assign to the Company any rights I may have or acquire in all Inventions.  I further agree as to all Inventions and Proprietary Information to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce Patent Rights regarding the Inventions or Proprietary Information in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents or copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or entities or persons designated by it.  I agree further that these obligations to assist the Company in obtaining and enforcing Patent Rights in any and all countries shall continue beyond the termination of My employment, in return for which assistance after termination  the Company shall compensate Me at a reasonable rate for time actually spent by Me at the Company's request on such assistance.

6.           Prior Inventions List.  [Please initial one of the following two entries.]

_____   As a matter of record, I have attached hereto a complete list of all inventions or improvements relevant to the subject matter of My employment by the Company which have been made or conceived or first reduced to practice by Me alone or jointly with others prior to My employment by the Company which I desire to remove from the operation of this Agreement; and I warrant that such list is complete.

_RSM_   No such list is attached to this Agreement, and I represent that I have made no such inventions or improvements at the time of signing this Agreement.

7.           No Breach of Confidentiality.  I represent that My performance of all terms of this Agreement and that My employment by the Company does not and will not breach any obligation of confidentiality that I have to others, which existed prior to My employment by the Company.  I have not brought or used, and will not bring with Me to the Company or use any equipment, supplies, facility or trade secret information of any former employer or any other person, which information is not generally available to the public, unless I have obtained written authorization for their possession and use, and promptly provided such written authorization to the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8.           Injunctive Relief.  I acknowledge and agree that the Company’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, I agree that, in addition to its remedy at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

9.           Not Debarred. I warrant and represent that I have never been, and am not currently an individual who has been, debarred by the United States Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. §336a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application.  I further warrant and represent that I have no knowledge of any FDA investigations of, or debarment proceedings against, Me or any person or entity with which I am, or have been, associated, and I will immediately notify the Company if I become aware of any such investigations or proceedings during the term of My employment with the Company.

10.           Miscellaneous Provisions.

(a)           Employment.  Nothing in this Agreement shall alter My at will employee status or be construed to create a specific term of employment or a promise of continued employment. Either I or the Company may terminate the employment relationship for any reason at any time, with or without notice.

(b)           Enforceability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(c)           Assignment.  This Agreement is not assignable by Me without the written consent of the Company, which consent may be withheld for any reason or no reason.  In light of the very personal and critical nature of this Agreement, I recognize that it is unlikely such consent would ever be granted.

(d)           Entire Agreement.  This Agreement contains the entire agreement between Me and the Company with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written agreements, statements, representations, or understandings between Me and the Company, or any employee of the Company. This Agreement may be amended only by a written instrument signed by Me and the Company.

(e)           Effective Date.  This Agreement shall be effective as of the first day of My employment by the Company, as affirmed or reaffirmed by my signature below.

(f)           Binding Effect.  This Agreement shall be binding upon Me, My heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules on conflicts of law.

COLUMBIA LABORATORIES, INC.	EMPLOYEE

By: /s/David L. Weinberg	/s/Robert S. Mills 3/25/03
Signature
Name: David L. Weinberg
Robert S. Mills
Title: Vice President

Exhibit C

INDEMNIFICATION AGREEMENT

This Agreement is made and entered into this 8th day of April, 2004 (“Agreement”) by and between Columbia Laboratories, Inc., a Delaware corporation (“Corporation”) and Robert S. Mills (“Indemnitee”).

WHEREAS the Board of Directors (the “Board”) has determined that the best interests of the Corporation require that persons serving as directors of, and in other capacities for, the Corporation receive better protection from the risk of claims and actions against them arising out of their service to and activities on behalf of such corporations; and

WHEREAS, this Agreement is a supplement to and in furtherance of Article VI of the amended and restated by-laws of the Corporation, any rights granted by the Certification of Incorporation of the Corporation and any resolutions adopted pursuant thereto and shall not be deemed to be a substitute therefore nor to diminish or abrogate any rights of the Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of the Corporation on the condition that Indemnitee be indemnified according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Section 1.  Definitions.

For purposes of this Agreement:

(a)           “Change in Control” shall be deemed to have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(b)           “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)           “Effective Date” means the date first written above.

(d)           “Expenses” mean all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements and expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Corporation or Indemnitee in any other matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(f)           “Proceeding” means an action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce Indemnitee’s rights under this Agreement.

Section 2.  Services by Indemnitee.

Indemnitee agrees to serve as an officer or director of the corporation, and, at its request, as a director, officer, employee, agent or fiduciary of certain other corporations and entities.  Indemnitee may at any time and for any reason resign from any such position (subject to any other contractual obligation or any obligation imposed by operation of law).

Section 3.  Indemnification - General.

The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit.  The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 4.  Proceeding Other Than Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of Indemnitee’s employment or service as an officer or director, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding, other than a Proceeding brought by or in the right of the Corporation to procure a judgment in its favor.  Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonable incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

Section 5.  Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Corporation to procure a judgment in its favor.  Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation.  Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in any such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification unless the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that indemnification against Expenses may nevertheless be made by the Corporation.

Section 6.  Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s employment or service as an officer or director, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For the purposes of this Section and without limiting the foregoing, the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7.  Indemnification for Expenses of a Witness.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s employment or service as an officer or director, a witness in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 8.  Advancement of Expenses.

The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within thirty  (30) days after the receipt by the Corporation of a statement or statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 9.  Procedure for Determination of Entitlement to Indemnification.

(a)           To obtain indemnification under this Agreement in connection with any Proceeding, and for the duration thereof, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the board in writing that Indemnitee has requested indemnification.

(b)           Upon written request by Indemnitee for indemnification pursuant to Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in such case:  (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request that such determination be made by the Board or the stockholders in the manner provided for in clauses (ii) or (iii) or this Section 9(b)) in written opinion to the Board, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable, or even if such quorum is obtainable, if such quorum of Disinterested Directors so directs, either (x) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (y) by the stockholders of the Corporation, as determined by such quorum of Disinterested Directors, or a quorum of the Board, as the case may be; or (iii) as provided in Section 10(b) of this Agreement.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within thirty (30) days after such determination.  Indemnitee shall cooperate with the persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such persons or entity upon request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c)           If required, Independent Counsel shall be selected as follows:  (i) if a Change of Control shall not have occurred, Independent Counsel shall be selected by the Board by a majority vote of a quorum consisting of Disinterested Directors and the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of Independent Counsel so selected; or (ii) if a Change of Control shall have occurred, Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event (i) shall apply), and Indemnitee shall give written notice to the Corporation advising it of the identity of Independent Counsel so selected.  In either event, Indemnitee or the Corporation, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection.  Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  If such written objection is made, Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit.  If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware, or any court in the State of New Jersey in which such petition would be cognizable, for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 9(b) hereof.  The Corporation shall pay any and all reasonable fees and expenses incurred by such Independent Counsel in connection with its actions pursuant to this Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 9(c) regardless of the manner in which such Independent Counsel was selected or appointed.  Upon the due commencement date of any judicial proceeding pursuant to Section 11(a)(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 10.  Presumptions and Effects of Certain Proceedings.

(a)           If a Change in Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b)           The person or entity empowered or selected under Section 8 of this Agreement shall make the determination of whether Indemnitee is entitled to indemnification as soon as practicable after receipt by the Corporation of the request therefore.

(c)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 11.  Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 9 or 10 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) the determination of entitlement to indemnification is made by Independent Counsel pursuant to Section 9 of this Agreement and such determination shall not have been made and delivered in a written opinion within ninety (90) days after receipt by the Corporation of the request for indemnification, (iv)  or (iv) payment of indemnification is not made within thirty (30) days after such determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Sections 9 or 10 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware or the State of New Jersey , of Indemnitee’s entitlement to such indemnification or advancement of Expenses.  Indemnitee shall commence such proceeding seeking an adjudication or an award within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11(a).

(b)           In the event that a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section shall be conducted in all respects as a de novo trial and Indemnitee shall not be prejudiced by any reason of that adverse determination.  If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)           If a determination shall have been made or deemed to have been made pursuant to Section 9 or 10 of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section, absent (i) a misstatement by Indemnitee or Indemnitee’s representative of a material fact, or an omission of any material fact necessary to make Indemnitee’s or Indemnitee’s representative’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law.

(d)           The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement.

(e)           In the event that Indemnitee, pursuant to this Section, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by Indemnitee in such judicial adjudication, but only if Indemnitee prevails therein.  If it shall be determined that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

Section 12.  Non-Exclusivity; Survival of Rights; Insurance Subrogation.

(a)           The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or by-laws of the Corporation, any agreement, a vote of stockholders or resolution of directors or otherwise.  No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s employment or service as an officer or director prior to such amendment, alteration or repeal.

(b)           To the extent that the corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

(c)           In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(d)           The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 13.  Duration of Agreement.

This Agreement shall continue until and terminate upon the later of:  (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement.  This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs.

Section 14.  Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 15.  Exception to Right of Indemnification or Advancement of Expenses.

Except as provided in Section 11(e), Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by Indemnitee against the Corporation.  For the purposes of this Section 15, a Proceeding in the right of the Corporation shall not be deemed to constitute a Proceeding brought or made by the Corporation.

Section 16.  Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 17.  Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 18.  Modification and Waiver.

No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19.  Notice by Indemnitee.

Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

COLUMBIA LABORATORIES, INC.

/s/Robert S. Mills	By: /s/David L. Weinberg
Robert S. Mills, Indemnitee	Name: David L. Weinberg
Title: Vice President, Finance and Chief Financial Officer

I, Michael McGrane, Secretary, certify that the Board of Directors has authorized the Corporation to enter into this Agreement by a resolution adopted at its February 26, 2004 meeting.

/s/Michael McGrane
Michael McGrane
Secretary